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								  Exhibit 99

[The Ohio Casualty Insurance Company letterhead]



Contacts:  Analyst contact:  Dennis E. McDaniel
	   Vice President, Strategic Planning and Investor Relations
	   513-603-2197
	   dennis.mcdaniel@ocas.com

	   Media contact:  Cindy L. Denney
	   Assistant Vice President, Corporate Communications
	   513-603-2074; cell phone: 513-703-7372
	   cindy.denney@ocas.com


For Immediate Release


		  THE OHIO CASUALTY INSURANCE COMPANY NAMES
		    NEW SENIOR VICE PRESIDENT, INVESTMENTS


FAIRFIELD, Ohio, March 1, 2005 --- The Ohio Casualty Insurance Company (Ohio Casualty) today announced that Paul Gerard, CFA, has been named Senior Vice President, Investments, effective March 21, 2005. Ohio Casualty Corporation (NASDAQ: OCAS) is the holding company of The Ohio Casualty Insurance Company.

Mr. Gerard, 45, comes to Ohio Casualty from GE Asset Management and Genworth Financial, Stamford, CT, where he has served in several portfolio management roles since 2001. Prior to that time, he held several positions, including senior investment officer, with Principal Capital Management, Des Moines, IA; and several positions with FleetBoston Financial, Hartford, CT. He holds a bachelor's degree in accounting from Indiana University, a master's degree in business administration from the University of Illinois, and the Chartered Financial Analyst (CFA) professional designation.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Groupr. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 48th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2004). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.7 billion as of December 31, 2004.